PACIFIC STATE BANCORP
                         Announces 2004 Annual Earnings


                             2004 EARNINGS UP 54.36%


Pacific State Bancorp, the parent company of Pacific State Bank, announced increased earnings for the fifth consecutive year ended December 31, 2004. Net income for 2004 was $3,169,000 or $0.84 per diluted share, compared to $2,053,000 or $0.59 per diluted share in 2003, an increase of 54.36%.

Steven A. Rosso, President and Chief Executive Officer, reported that the Company showed improvement in most financial ratios for the year. Return on average assets was 1.37%, return on average equity was 20.97%, net interest margin was 5.14%, and the efficiency ratio was 57.26%. Comparable ratios for 2003 were 1.07% return on average assets, 16.86% return on average equity, 4.83% net interest margin and 62.88% efficiency ratio.

Mr. Rosso also noted that Pacific State Bancorp experienced significant growth in 2004. Total assets increased $53,437,000, or 26.60% ending the year at $254,361,000. Rosso also reported that the Bank's total deposits grew to $223,761,000, up $47,469,000 or 26.92%. Total loans also increased to
$199,535,000, up $44,050 or 28.39%. Shareholder's equity at year end was $16,830,000, or $4.88 book value per share at December 31, 2004 and the Company's market capitalization was approximately $70,000,000.

In evaluating the Company's performance, Rosso stated that the increased revenues for 2004 were the primary contributor to the Company's strong earnings performance, resulting in the continued improvement in the Company's financial ratios. Net interest income was up by $2,095,000 or 25.07% in 2004 over 2003. Non-interest income also increased in 2004 by $547,000, or 27.65% due to increases in mortgage fee income and service charges. Non-interest expense increased $931,000 or 14.33%.

During 2004, Pacific State Bancorp and its staff achieved several important highlights.

o In April 2004, Mrs. Laura Bunch, Senior Vice President and Regional Manager, was recognized by U.S. Congressman Richard Pombo and California State Senator Chuck Poochigian for her efforts in California Agricultural Lending. Mrs. Bunch is the located in Pacific State Bank's Tracy Branch.
o Also in April of 2004, Pacific State Bancorp received the prestigious Carpenter and Company, Market Capitalization Champion 2003 Award for Financial Institutions in the $100,000,000 to $250,000,000 asset class, recognizing the Company's stock appreciation of 292%.
o In September of 2004, the Company declared a 2 for 1 split of its outstanding shares of common stock, effective on September 30, 2004.
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o        In December 2004, Pacific State Bank opened its Loan Production Office in Alameda County in the community of Castro Valley. Pacific State Bank is headquartered in Stockton California with additional locations in Angels Camp, Arnold, Groveland, Modesto, Stockton (2), and Tracy in addition to the new Castro Valley office.

Pacific State Bank continues to be a leader in providing for growth and development of small business, agricultural and consumer lending in its service area. Pacific State Bancorp Common Stock (PSBC) is traded on the
Over-the-Counter Bulletin Board (OTC.BB)

Forward Looking Statement Disclosure.

Statements made in this release may constitute Forward Looking Statements within the meaning of the Private Securities Litigation Reform Act of 1995 and any such statements are subject to risks and uncertainties that could cause actual results to differ materially. Such risks and uncertainties include those related to the economic environment, particularly in the region where Pacific State Bancorp operates, competitive products and pricing, general interest rate changes and the fiscal and monetary policies of the US Government, credit risk management, regulatory actions, and other risks and uncertainties.

For Further information pertaining to this news release you may contact Steven
A. Rosso at 209-870-3214 or visit the bank's website at www.pacificstatebank.com.